Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.’s 333-153139, 333-87944, 333-27973, 333-128959, and 333-174114 on Form S-8 of our report dated August 9, 2011, relating to the statement of assets acquired and liabilities assumed as of December 31, 2010 and the related statement of revenues and direct expenses for the year then ended of Ganeden Biotech, Inc. Dietary Supplements Business, appearing in this Current Report on Form 8-K/A of Schiff Nutrition International, Inc.

/s/ SS&G Financial Services, Inc.

Cleveland, Ohio
August 12, 2011